Exhibit 16.1

January 23, 2009

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:  SO ACT NETWORK, INC.

This is to confirm that the client-auditor relationship between So Act Network, Inc. (formerly, 43010, Inc.) (“the Company) and Gately & Associates, LLC ceased as of January 13, 2009 in regards to all accounting and auditing services and all quarterly reports up through and including January 13, 2009. For the period from inception to January 13, 2009, and for all subsequent interim periods through Gately & Associates, LLC’s dismissal on January 13, 2009, there has been no disagreement between the Company and Gately & Associates, LLC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Gately & Associates, LLC would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

I have read So Act Network, Inc.’s Form 8-K dated and filed with the Securities and Exchange Commission on January 23, 2009, including Item 4.01(1) therein, and I am in agreement with the statements contained therein.

GATELY & ASSOCIATES, LLC

/s/ Gately & Associates, LLC

January 23, 2009